Exhibit 107
Calculation of Filing Fee Table(1)
Form S-3 Registration Statement under the Securities Act of 1933
(Form Type)
Kratos Defense & Security Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title
Equity	Common stock, par value $0.001 per share
Equity	Preferred stock, par value $0.001 per share
Debt	Debt Securities
Other	Warrants
Other	Rights
Other	Units that may include any of the above securities or securities of other entities

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) of the United States Securities Exchange Act of 1933 (the “Securities Act”) and is omitting this information in reliance on Rule 456(b) and Rule 457(r) of the Securities Act.